EXHIBIT 8.1
April 11, 2013

AMREP Corporation
300 Alexander Park, Suite 204
Princeton, NJ  08540

Distribution of Subscription Rights to Purchase up to
1,199,242 Shares of Common Stock, as Described
in Registration Statement dated April 11, 2013

Ladies and Gentlemen:

We have acted as counsel to AMREP Corporation in connection with the preparation of the above Registration Statement, including the preliminary prospectus forming a part thereof (the “Prospectus”), and you have asked for our opinion as to the accuracy of the statements of law contained in the section of the Prospectus entitled “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.”  For purposes of rendering our opinion, we have examined copies of all such documents as we have deemed relevant and necessary and, with your approval, assumed the conformity to original documents of all documents submitted to us as copies; and we have assumed that the terms and conditions of the subscription rights being distributed by the Company are as described in the Prospectus.

Based upon the foregoing and the further qualifications set forth below, we are of the opinion that the statements set forth in the Prospectus under the caption “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES,” insofar as such statements purport to summarize matters of Federal income tax laws or legal conclusions with respect thereto, and subject to the limitations, qualifications and assumptions set forth therein, fairly summarize in all material respects the matters set forth therein.

This opinion represents our best legal judgment, but it has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the Internal Revenue Service or a court considering the issues.  We express no opinion regarding tax consequences under foreign, state or local laws.  Our firm includes lawyers admitted to practice in the Commonwealth of Pennsylvania, the States of California, Delaware, Illinois, New Jersey, New York and Wisconsin and the District of Columbia.  We do not purport to be experts in the laws of any other jurisdiction, aside from U.S. Federal law.  In issuing our opinion, we have relied solely upon existing provisions of the Internal Revenue Code of 1986, as amended, existing and proposed regulations under it, and current administrative positions and judicial decisions.  Those laws, regulations, administrative positions and judicial decisions are subject to change at any time.  Any such changes could affect the validity of the opinion set forth above.  Also, future changes in Federal tax laws and the interpretation thereof can have retroactive effect.

We consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-3 in which the Prospectus is included and to the reference to this firm under the captions “Material U.S. Federal Income Tax Consequences” and “Legal Matters” in the Prospectus.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Drinker Biddle & Reath LLP